CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Rochester Limited Term California Municipal Fund:

We consent to the use of our report dated September 28, 2015, with respect to the financial statements and financial highlights of Oppenheimer Rochester Limited Term California Municipal Fund as of July 31, 2015, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

 /s/ KPMG LLP

     KPMG LLP

Denver, Colorado

November 23, 2015